Weyco Reports Second Quarter Sales And Earnings

MILWAUKEE, Aug. 5, 2014 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ:WEYS) (the "Company") today announced financial results for the quarter ended June 30, 2014.

Net sales for the second quarter of 2014 were $62.9 million, a decrease of 3% as compared to 2013 net sales of $65.0 million. Earnings from operations were $3.4 million in the second quarter of 2014, compared to $3.7 million in 2013, a decrease of 8%. Net earnings attributable to the Company and diluted earnings per share were flat at $2.2 million and $0.20 per share, respectively, for the second quarters of 2014 and 2013.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $44.8 million for the second quarter of 2014, down 6% as compared to $47.5 million in 2013. Within the wholesale segment, sales of our BOGS brand increased by 36% for the quarter, driven by higher sales volumes across all major distribution channels. Stacy Adams sales were flat while Nunn Bush and Florsheim sales were down 18% and 8%, respectively, for the quarter. The declines at Nunn Bush and Florsheim were primarily due to lower sales volumes with department stores and off-price retailers. Wholesale gross earnings were 30.5% of net sales in the second quarter of 2014, compared to 29.9% in the second quarter of 2013. Earnings from operations for the wholesale segment were $1.7 million in the second quarter of 2014, compared to $2.2 million in the same period last year. This decrease was primarily due to lower sales partially offset by higher gross margins.

Net sales in the North American retail segment, which include sales from the Company's Florsheim retail stores and its internet business in the United States, were $5.3 million in the second quarter of 2014, down 2% as compared to $5.4 million in 2013. Same store sales were up 4% for the quarter. There were two fewer domestic retail stores as of June 30, 2014, compared to June 30, 2013. Earnings from operations for the retail segment were $563,000 in the second quarter of 2014, down 4% as compared to $585,000 in 2013.

Other net sales, which include the wholesale and retail net sales of Florsheim Australia and Florsheim Europe, were $12.8 million in the second quarter of 2014, up 5% as compared to $12.2 million in 2013. The majority of other net sales were generated by Florsheim Australia. Florsheim Australia's net sales were up 3% for the quarter; however, in local currency, its net sales were up 10%. This increase was primarily due to higher sales volumes in its retail businesses, where same store sales were up 17% for the quarter. The increase was only 3% in U.S. dollars due to the weaker Australian dollar relative to the U.S. dollar in 2014. Earnings from operations of these businesses were $1.1 million in the second quarter of 2014, up 18% as compared to $918,000 in the same period last year. This increase was primarily due to improved performance of Florsheim Australia's retail businesses.

"Our North American wholesale segment was down this quarter due mainly to lower sales with a few key retailers; however, we expect this business to improve as we move into the second half of the year," stated Thomas W. Florsheim, Jr., the Company's Chairman and CEO. "Despite these challenges, we are very pleased with the results of Florsheim Australia's retail operations where we saw solid growth in both sales and operating earnings this quarter. Furthermore, we are excited about the positive momentum of our BOGS brand, and with our newly expanded product line, we are anticipating a strong selling season in the second half of 2014."

On August 4, 2014, the Company's Board of Directors declared a cash dividend of $0.19 per share to all shareholders of record on August 29, 2014, payable September 30, 2014.

Conference Call Details:

Weyco Group will host a conference call on August 6, 2014, at 11:00 a.m. Eastern Time to discuss the second quarter financial results in more detail. To participate in the call, please dial 888-713-4211 or 617-213-4864, referencing passcode 45350175, five minutes before the start of the call. A replay will be available for one week beginning about four hours after the completion of the call by dialing 888-286-8010 or 617-801-6888, referencing passcode 64379634. Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear for men, women and children under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters and Umi. The Company's products can be found in leading footwear, department, and specialty stores worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements:

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
	(In thousands, except per share amounts)

Net sales	$ 62,863	$ 65,041	$ 137,792	$ 138,631
Cost of sales	38,646	40,343	86,211	86,234
Gross earnings	24,217	24,698	51,581	52,397

Selling and administrative expenses	20,830	21,018	43,324	44,029
Earnings from operations	3,387	3,680	8,257	8,368

Interest income	306	386	595	798
Interest expense	(29)	(112)	(71)	(239)
Other income (expense), net	75	(538)	(40)	(627)

Earnings before provision for income taxes	3,739	3,416	8,741	8,300

Provision for income taxes	1,238	1,151	2,990	2,910

Net earnings	2,501	2,265	5,751	5,390

Net earnings (loss) attributable to noncontrolling interest	294	60	339	(15)

Net earnings attributable to Weyco Group, Inc.	$ 2,207	$ 2,205	$ 5,412	$ 5,405

Weighted average shares outstanding
Basic	10,822	10,763	10,827	10,762
Diluted	10,907	10,813	10,919	10,824

Earnings per share
Basic	$ 0.20	$ 0.20	$ 0.50	$ 0.50
Diluted	$ 0.20	$ 0.20	$ 0.50	$ 0.50

Cash dividends declared (per share)	$ 0.19	$ 0.18	$ 0.37	$ 0.18

Comprehensive income	$ 3,143	$ 982	$ 6,597	$ 3,864

Comprehensive income (loss) attributable to noncontrolling interest	370	(533)	577	(680)

Comprehensive income attributable to Weyco Group, Inc.	$ 2,773	$ 1,515	$ 6,020	$ 4,544

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
	2014	2013
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 11,222	$ 15,969
Marketable securities, at amortized cost	4,602	5,196
Accounts receivable, net	41,115	48,530
Accrued income tax receivable	3,016	1,055
Inventories	63,392	63,196
Prepaid expenses and other current assets	3,757	6,136
Total current assets	127,104	140,082

Marketable securities, at amortized cost	29,685	25,024
Property, plant and equipment, net	34,239	35,112
Goodwill	11,112	11,112
Trademarks	34,748	34,748
Other assets	21,407	21,455
Total assets	$ 258,295	$ 267,533

LIABILITIES AND EQUITY:
Short-term borrowings	$ 10,820	$ 12,000
Accounts payable	6,410	13,956
Dividend payable	-	1,949
Accrued liabilities	9,599	10,902
Deferred income tax liabilities	1,371	849
Total current liabilities	28,200	39,656

Deferred income tax liabilities	1,953	1,993
Long-term pension liability	21,179	21,901
Other long-term liabilities	7,325	6,991

Common stock	10,860	10,876
Capital in excess of par value	33,018	31,729
Reinvested earnings	157,171	156,983
Accumulated other comprehensive loss	(8,814)	(9,422)
Total Weyco Group, Inc. equity	192,235	190,166
Noncontrolling interest	7,403	6,826
Total equity	199,638	196,992
Total liabilities and equity	$ 258,295	$ 267,533

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2014	2013
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 5,751	$ 5,390
Adjustments to reconcile net earnings to net cash provided by operating activities -
Depreciation	1,888	1,985
Amortization	151	171
Bad debt expense	152	87
Deferred income taxes	344	(727)
Net foreign currency transaction (gains) losses	(4)	580
Stock-based compensation	676	633
Pension contribution	(1,300)	(110)
Pension expense	1,106	1,796
Increase in cash surrender value of life insurance	(115)	(115)
Changes in operating assets and liabilities -
Accounts receivable	7,236	6,278
Inventories	(143)	12,960
Prepaid expenses and other assets	2,514	99
Accounts payable	(7,541)	(6,628)
Accrued liabilities and other	(998)	(5,004)
Accrued income taxes	(1,953)	(1,493)
Net cash provided by operating activities	7,764	15,902

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(7,427)	(12)
Proceeds from maturities of marketable securities	3,382	6,308
Life insurance premiums paid	(155)	(155)
Investment in real estate	-	(3,206)
Purchases of property, plant and equipment	(725)	(1,125)
Net cash (used for) provided by investing activities	(4,925)	1,810

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(5,954)	-
Shares purchased and retired	(1,249)	(4,623)
Proceeds from stock options exercised	608	2,828
Payment of contingent consideration	-	(1,270)
Proceeds from bank borrowings	33,999	2,000
Repayments of bank borrowings	(35,179)	(27,000)
Income tax benefits from stock-based compensation	37	455
Net cash used for financing activities	(7,738)	(27,610)

Effect of exchange rate changes on cash and cash equivalents	152	(342)

Net decrease in cash and cash equivalents	$ (4,747)	$ (10,240)

CASH AND CASH EQUIVALENTS at beginning of period	15,969	17,288

CASH AND CASH EQUIVALENTS at end of period	$ 11,222	$ 7,048

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 4,498	$ 4,527
Interest paid	$ 46	$ 206

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer, 414-908-1880